Richard L. Mount
                                   12000 Saratoga-Sunnyvale Rd.
                                   Saratoga, CA 95070
                                   (408) 973-1111



FOR IMMEDIATE RELEASE



SARATOGA BANCORP INCREASES DIVIDEND PAYMENT

     Saratoga Bancorp, parent company for Saratoga National Bank, is pleased to announce that its financial performance year-to-date in 1996 had provided the Company with the ability to return a portion of the profits to its
shareholders.   Saratoga Bancorp announced a $0.10 per share cash dividend effective for shareholders of record as of October 23, 1996. The dividend will be paid on November 6, 1996. This dividend represents a 33 percent increase over the dividend paid in March, 1996 and a 50 percent increase over the dividends paid in March and September of 1995.

     Saratoga National Bank operates offices in Saratoga, Los Gatos and San
Jose.



September 27, 1996                                          Unaudited